WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARIES						Exhibit A-1
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2002
(Millions)	Wisconsin
	Public	WPS	WPS			Consolidated
	Service	Leasing,	Investments,	Eliminations		Balance
	Corporation	Inc.	LLC	Debit	Credit	Sheet
ASSETS
Utility plant
In service
Electric	1,891.7	14.6	-	-	-	1,906.3
Gas	427.3	-	-	-	-	427.3
Total	2,319.0	14.6	-	-	-	2,333.6
Less-Accumulated depreciation	1,461.3	3.7	-	-	-	1,465.0
Net Plant	857.7	10.9	-	-	-	868.6
Nuclear decommissioning trusts	290.5	-	-	-	-	290.5
Construction work in progress	98.4	-	-	-	-	98.4
Nuclear fuel - net	24.6	-	-	-	-	24.6
Net utility plant	1,271.2	10.9	-	-	-	1,282.1

Current assets
Cash	3.3	0.1	-	-	-	3.4
Customer and other receivables, net of reserves	101.2	0.8	0.1	-	0.9	101.2
Intercompany accounts receivable	7.7					7.7
Accrued utility revenues	47.3	-	-	-	-	47.3
Fossil fuel, at average cost	16.3	-	-	-	-	16.3
Gas in storage, at average cost	31.0	-	-	-	-	31.0
Materials and supplies, at average cost	24.0	-	-	-	-	24.0
Assets from risk management	1.4	-	-	-	-	1.4
Prepayments and other	30.7	-	-	-	-	30.7
Total current assets	262.9	0.9	0.1	-	0.9	263.0

Regulatory assets	109.0	-	-	-	-	109.0
Pension assets	84.1	-	-	-	-	84.1
Goodwill, net	35.5	-	-	-	-	35.5
Investments and other assets	83.5	-	57.9	0.3	42.8	98.9
Total assets	1,846.2	11.8	58.0	0.3	43.7	1,872.6

CAPITALIZATION AND LIABILITIES
Capitalization
Common stock equity	745.9	(0.4)	57.9	68.1	10.6	745.9
Preferred stock	51.2	-	-	-	-	51.2
Long-term debt to parent	-	12.8	-	-	-	12.8
Long-term debt	429.7	-	-	-	-	429.7
Total capitalization	1,226.8	12.4	57.9	68.1	10.6	1,239.6

Current liabilities
Current portion of long term debt and capital lease obligation	50.0	-	-	-	-	50.0
Short term debt	26.0	-	-	-	-	10.0
Accounts payable	160.1	-	0.1	-	-	160.2
Intercompany accounts payable	2.5	-	-	1.3	-	1.2
Accrued interest and taxes	10.8	-	-	-	-	10.8
Other	16.5	-	-	-	-	32.5
Total current liabilities	265.9	-	0.1	1.3	-	264.7

Other long-term liabilities and deferred credits
Accumulated deferred income taxes	124.4	(0.6)	-	-	-	123.8
Accumulated deferred investment tax credits	18.1	-	-	-	-	18.1
Regulatory liabilities	42.7	-	-	-	-	42.7
Environmental remediation liability	38.7	-	-	-	-	38.7
Postretirement liabilities	51.8	-	-	-	-	51.8
Other long-term liabilities	77.8	-	-	-	15.4	93.2
Total long-term liabilities and deferred credits	353.5	(0.6)	-	-	15.4	368.3

Total capitalization and liabilities	1,846.2	11.8	58.0	69.4	26.0	1,872.6